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                                                              EXHIBIT 99


                                    Contact:  Sitrick And Company
                                              Michael Kolbenschlag
                                              Ann Julsen
                                              (214) 446-4528

                                              FoxMeyer Health Corporation
                                              Investor Calls:
                                              Alex Gleeson
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5640

     FOR IMMEDIATE RELEASE
     ---------------------


                   FOXMEYER DRUG NAMES ROBERT A. PEISER CEO;
                       FILES CHAPTER 11 TO ENSURE TIMELY,
                     ADEQUATE SUPPLY OF GOODS TO CUSTOMERS;
                     SECURES $775 MILLION FINANCING PACKAGE

               FOXMEYER HEALTH CORPORATION NOT INCLUDED IN FILING

               DALLAS, TEX. -- AUGUST 27, 1996 -- FoxMeyer Drug Company, a unit of FoxMeyer Health Corporation (NYSE:FOX), today announced that it has named Robert A. Peiser as vice chairman and chief executive officer. Most recently, Mr. Peiser was executive vice president and chief financial officer of Trans World Airlines, where he was credited with implementing major cost reductions and widely recognized as the architect of the airline's successful 1995 financial restructuring, resulting in a speedy reorganization under Chapter 11.
               Concurrently, FoxMeyer Drug said that in order to ensure an adequate supply of goods to its customers, it is filing for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company said that it has secured a $775 million financing package


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     arranged by GE Capital Services, as part of its Chapter 11 filing.
     FoxMeyer Drug said the filing is being made in the U.S. Bankruptcy Court in the District of Delaware. FoxMeyer Drug stated that the previously announced agreement for it to be sold to a New Jersey investor group led by William F. Taggart has been terminated.
               FoxMeyer Health Corporation is not included in the Chapter 11 filing.
               FoxMeyer Drug said that despite reaching agreement in June on a new and expanded banking facility, recent restriction of credit terms by its suppliers made the filing a necessity.
               "As we explained in several meetings with a number of our suppliers, we believe that we would have been able to operate successfully outside of Chapter 11 with the continuation of normal trade terms," said William Estes, president and chief operating officer of FoxMeyer Drug. "Some suppliers, however, apparently preferred the certainty of a Chapter 11, where they knew that as post-petition suppliers they would receive priority status by the court for any new goods that were purchased."
               Mr. Estes said that with the filing and the three-quarter of a billion dollar financing package, he was confident that the company's relationship with its vendors, and business in general, will quickly return to normal.




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               Mr. Estes said that, despite the filing, daily operations at
     FoxMeyer Drug will continue as usual. "As far as the company's customers are concerned, we expect to be able to provide them with as good or better service levels as before."
               He said that FoxMeyer Drug's employees should notice little, if any, difference in their jobs. Paychecks will be issued as usual, at the same time as if no proceeding had been filed.
               Mr. Estes said that FoxMeyer Drug's basic drug wholesaling business continues to show strong improvement. He said that the Company's performance should continue to improve due to the credit assurances. "Funds will now be available to invest in the products and services required to enhance our customers' businesses and further strengthen relationships," he said.
               Mr. Estes continued, "Over the past several months, we have taken a number of steps to reduce costs and improve operations. We have significantly reduced distribution center expenses, instituted a wage freeze and eliminated unprofitable contracts."
               "We have a well-established customer base, a solid distribution system and an excellent employee group," he stated. "I am confident that, with our supplier relationships back on track, we will be able to return the company to profitability."



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               Mr. Peiser served with Bahadur, Balan & Kazerski, a
     turnaround consulting firm based in Southfield, Mich., prior to joining TWA. Before that, he served as president and CEO of Florida-based Orange-co, Inc., which was named Turnaround Company of the Year by the Tampa Tribune during his tenure; and in executive positions with such firms as Borman's Inc., a Detroit supermarket chain; ALC Communications Corp., a Michigan-based long distance telephone company; Hertz Corporation; and RCA Corporation.
               FoxMeyer Drug Company is the nation's fourth largest wholesaler of drugs, employing 2,400 people in 21 states and the District of Columbia.
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